Exhibit 13

2023 Annual Report

PRESIDENT'S LETTER TO SHAREHOLDERS

This year marked the 140th anniversary of our Company's continuous operation in the Roanoke Valley, dating back to the founding of the City of Roanoke. It is a proud, successful history that speaks to the long-term value proposition of our business and service to our community. Our mission statement proclaims that "We create value for shareholders, employees and the communities we serve through superior customer service, prudent investments and promoting economic development." This statement could serve as a summary of our rich history; but as this annual report tells, RGC Resources' history continues to be written and the future of our Company and the greater Roanoke Valley is bright.

Rising interest rates and inflation have pressured utility stocks, especially ours, in the last 12 months. However, 2023 marked our seventy-ninth consecutive year of paying shareholder dividends. The Board of Directors just approved the twentieth consecutive increase to the annual dividend. Earnings in 2023 topped $11.2 million.

Roanoke Gas continues to execute its strategy of utility infrastructure investment to more reliably and safely serve our customers and to attract new business to the Roanoke region. Roanoke Gas installed another 4 miles of new natural gas main, adding 552 customers along the way, and continued its methane emissions reduction efforts through the SAVE renewal program by replacing almost 6 miles of main and 452 services.

In March, Roanoke Gas completed construction and began operation of its $8.6 million Renewable Natural Gas (RNG) facility. This is the first RNG facility in the country to receive approval to be included in rate base. This facility is materially reducing greenhouse gas emissions, providing a reliable source of natural gas for our customers and earning an enhanced return. A win-win-win.

Two extraordinary events this summer allowed the MVP to resume full construction. First, the passage of the Fiscal Responsibility Act (FRA) in early June and second, the U.S. Supreme Court decision in late July affirming the FRA. Roanoke Gas submitted an amicus brief to the Supreme Court that greatly aided in making the case for the MVP to be completed. The significance to future economic development from the potential energy delivered by MVP to this region cannot be overstated. We look forward to the MVP being completed in 2024.

We appreciate your continued investment in and support of RGC Resources. We are proud to serve the Roanoke Valley and believe the long-term investments that we have made, and continue to make, are contributing to the brighter outlook for the region and our shareholders.

Sincerely,

Paul W. Nester
President and CEO

CORPORATE INFORMATION

BOARD OF DIRECTORS

Nancy Howell Agee
CEO – Carilion Clinic

Jacqueline L. Archer
President and CEO – Blue Ridge Beverage Company, Inc.

Abney S. Boxley, III
President – Boxley Family, LLC

T. Joe Crawford
Retired Vice President and General Manager – Steel Dynamics Roanoke Bar Division

Maryellen F. Goodlatte
Retired Attorney – Glenn, Feldmann, Darby & Goodlatte

Robert B. Johnston
Executive Vice President and Chief Strategy Officer – The InterTech Group, Inc.

J. Allen Layman
Private Investor and Retired President and CEO – Ntelos, Inc.

Elizabeth A. McClanahan
CEO – Virginia Tech Foundation

Paul W. Nester
President and CEO – RGC Resources, Inc.

John B. Williamson, III
Chairman – RGC Resources, Inc.

ANNUAL REPORT AND 10-K

This annual report, 10-K and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

PUBLIC INFORMATION AND SEC FILINGS

Our latest news and Securities and Exchange Commission filings are available to view and print on our website, www.rgcresources.com. Send written notice to Investor Relations to request a printed copy of any Company publication.

ANNUAL MEETING

Our annual meeting of shareholders will be held virtually at the following URL www.virtualshareholdermeeting.com/RGCO2024 on Monday, February 5, 2024, at 11:30 a.m. Proxies will be requested from shareholders when the notice of meeting, proxy statement and form of proxy are mailed on or about December 6, 2023.

Transfer Agent and Registrar:
Broadridge Financial Solutions Inc.
c/o RGC Resources, Inc.
P.O. Box 1342, Brentwood, NY 11717
Phone: (844) 388-9273
Email: shareholder@broadridge.com
Web: shareholder.broadridge.com/rgco/

Analyst and Media Inquiries:
RGC Resources, Inc.
c/o Analyst/Media Inquiries,
P.O. Box 13007, Roanoke, VA 24030
Email: Investor_Relations@RGCResources.com
Web: www.rgcresources.com/investor-financial-information/

519 Kimball Avenue, NE
P.O. Box 13007
Roanoke, Virginia 24030-3007

www.rgcresources.com

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Twitter.com/RoanokeGas

Trading on NASDAQ as RGCO